Exhibit 99.1


Image Entertainment Announces Preliminary Revenues for Second Quarter
                       Ended September 30, 2004

    CHATSWORTH, Calif.--(BUSINESS WIRE)--Oct. 13, 2004--

   Company Expects Net Revenues to Exceed $27 Million and to Report
                  Earnings from Continuing Operations

    Image Entertainment, Inc. (Nasdaq:DISK), a leading independent licensee, producer and distributor of exclusive DVD programming in North America, today announced that for its fiscal second quarter ended September 30, 2004, it expects net revenues to exceed $27 million and that it expects to report earnings from continuing operations.
    Management of the Company will present these expectations to members of the institutional investment community on October 14-15, 2004. A copy of the presentation for the meetings is available on Image's website at www.image-entertainment.com.
    Highlights of the presentation include management's expectation that its fiscal second quarter net revenues will exceed $27 million, an increase of at least 33% when compared to net revenues of $20.3 million reported in the same quarter last year, and up sequentially from the $26.5 million reported for the fiscal first quarter ended June 30, 2004. Management also expects to report earnings from continuing operations in the fiscal 2005 second quarter, compared to a loss from continuing operations of ($35,000), or ($.00) per share (net of tax benefit) in the prior year's fiscal second quarter.
    Martin W. Greenwald, Image's President and CEO, said, "We are pleased we will have another strong quarter for Image Entertainment as we expect to show growth both year over year and sequentially. Our core domestic distribution business continues to be driven by our strong exclusive new release slate, as well as continued demand for our exclusive catalogue DVD programming. As we look to the second half of our fiscal year, our release schedule for both CD and DVD remains robust. We are therefore optimistic about the balance of our 2005 fiscal year."
    Final information on fiscal second quarter financial results will be available by November 15, 2004.

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America with more than 2,600 exclusive DVD titles in domestic release and approximately 300 programs internationally via sublicense agreements. The Company also has exclusive audio, broadcast, video on demand, streaming video, and download rights for many of its exclusive properties. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. For more information on Image Entertainment, Inc., please go to www.image-entertainment.com.

    Forward-Looking Statements:

    This press release may contain forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

    CONTACT: Image Entertainment, Inc.
             Jeff Framer, 818-407-9100 ext. 299
             jframer@image-entertainment.com
             or
             Investor Contact:
             MKR Group, LLC
             Charles Messman or Todd Kehrli, 818-556-3700 ir@mkr-group.com